EXHIBIT 10.10

LICENSE AND ASSIGNMENT AGREEMENT

This License and Assignment Agreement (this “Agreement”) is made as of November 15, 1999, by and between Dr. Amir Pelleg and Dr. Edward S. Schulman (the “Inventors”) and Duska Scientific Co., a Delaware corporation (“Duska”), with its principal offices at 24 Dartmouth Lane, Haverford, PA 19041-1020.

BACKGROUND

A. Inventors are the sole owners of certain intellectual property developed by Dr. Amir Pelleg and Dr. Edward Schulman relating to diagnostic and therapeutic uses of adenosine 5’-triphosphate (ATP), as described more fully in Attachment 1 to this Agreement.

B. Inventors are the sole owners of the United States letters patent and/or applications therefor listed in Attachment 1 to this Agreement and foreign counterparts relating to the intellectual property developed by the Inventors as described above.

C. Duska is a start-up company that desires to obtain an assignment of all right, title and interest in and to the invention of Dr. Pelleg entitled “A process for regulating vagal tone” (the “Pelleg Invention”) and the worldwide, exclusive right and license to use, market and exploit the invention of the Inventors entitled “Modulation of human mast cell activation” (the “Pelleg & Schulman Invention”).

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE 1

ASSIGNMENT AND LICENSE GRANT

1.1 Assignment and License Grant. The Inventors hereby assign, transfer and convey to Duska, and its successors and assigns, all of their right, title and interest in and to the Pelleg Invention and any related intellectual property owned by them, including without limitation, U.S. Patent No. 5,874,420 and filed as patent application PCT/US96/20255 and any other related patents and patent applications or subsequent improvements thereto, whether United States or foreign, which at any time may be granted, including any and all renewals, reissues, divisionals and prolongations thereof or based thereon, including the right to sue for and recover all damages for past infringements (collectively, the “Pelleg Invention Assigned Property”). The Pelleg Invention Assigned Property is assigned by the Inventors to Duska (the “Assignment”) free and clear of all liens, claims and encumbrances. The Inventors hereby grant to Duska for the term of this Agreement an exclusive, world-wide license (the “License”) to the

Pelleg & Schulman Invention and any related intellectual property owned by them, including without limitation, U.S. Patent Application 60/041,461 and patent application PCT/US98/05922 and any patents issued based on the foregoing applications and any subsequent improvements thereto (collectively, the “Pelleg & Schulman Invention Licensed Property”). The License includes the right to develop, make, have made, use, import, sell and offer for sale products based on the Pelleg & Schulman Invention Property and to sublicense third parties with respect to the foregoing.

ARTICLE 2

FEES AND ROYALTIES

2.1 Assignment License Initiation Fee and Royalties.

2.1.1 In consideration of the Assignment and License, Duska (promptly after the execution of this Agreement) shall issue to Dr. Pelleg and Dr. Schulman such number of shares (the “Purchased Shares”) of Duska Common Stock, no par value per share, (“Common Stock”) as will cause each of them to individually own (irrespective of shares previously issued to Dr. Pelleg, Dr. Manfred Mosk or Sanford Hillsberg) shares of Common Stock representing 2% of the outstanding shares of the capital stock of Duska on a fully diluted basis immediately following such issuance, assuming the exercise, conversion and/or exchange of all outstanding securities of Duska for or into shares of capital stock, all on the terms and conditions as set forth in the stock purchase agreements between Duska and each of the Inventors (“Stock Purchase Agreements”), a copy of which is attached as Attachment 2.

2.1.2 In further consideration of the Assignment and License, Duska shall pay to each individual Inventor a royalty equal to 2% of the Net Sales (as hereinafter defined) of products sold by Duska based on the Pelleg Invention Assigned Property or the Pelleg & Schulman Invention Licensed Property.

2.1.3 Duska shall pay to each individual Inventor 2% of any sublicense initiation fee or other similar payment paid by each sublicensee of Duska under this Agreement. Any non-cash consideration received by the Duska from such sublicensees shall be valued at its fair market value as of the date of receipt.

2.1.4 “Net Sales” means the consideration or fair market value attributable to the sale of any product, less qualifying costs directly attributable to such sale and actually identified on the invoice and borne by Duska or its sublicensee. Such qualifying costs shall include without limitation the following:

(i) discounts, in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors;

(ii) credits or refunds, not exceeding the original invoice amount, for claims or returns;

(iii) prepaid outbound transportation expenses and transportation insurance premiums; and

(iv) sales and use taxes and other fees imposed by a governmental agency.

2.2 Diligence.

2.2.1 Duska shall use its commercially reasonable efforts to develop for commercial use and to market products based on the Pelleg Invention Assigned Property and the Pelleg & Schulman Invention Licensed Property.

2.2.2 Duska shall provide to the Inventors under a confidentiality agreement on each anniversary of the effective date of this Agreement, written progress reports, setting forth: (a) the progress of the development, evaluation, testing and commercialization of each product based on the Pelleg Invention Assigned Property or the Pelleg & Schulman Invention Property; and (b) Duska’s strategic alliances with industry counterparts.

2.3 Royalty Reports and Records.

2.3.1 Duska shall deliver to the Inventors within forty-five (45) days (or 60 days if Duska has entered into a sublicense) after the end of each semi-annual calendar period a written report, certified by the President or Chief Financial Officer of Duska, setting forth the calculation of the royalties due to the Inventors for such calendar quarter.

2.3.2 Duska shall pay the royalties due under Section 3.1 to the Inventors within forty-five (45) days (or 60 days if Duska has entered into a sublicense) following the last day of the semi-annual calendar period in which the royalties accrue.

ARTICLE 3

TERM AND TERMINATION

3.1 Term. This Agreement, unless sooner terminated as provided in this Agreement, terminates upon the expiration of the last to expire or become abandoned of the patents included in either the Pelleg Invention Assigned Property or the Pelleg & Schulman Invention Licensed Property. Notwithstanding any provision in this Agreement to the contrary, Duska (and any sublicensee) shall have no obligation to pay any royalties to the Inventors with respect to Net Sales of products made in any country in which there are no patents or patent applications covering such products comprising part of the Pelleg Invention Assigned Property or the Pelleg & Schulman Invention Licensed Property currently in effect at the time of such sales.

3.2 Termination by Duska. Duska may, upon sixty (60) days written notice to the Inventors, terminate this Agreement without any liability to the Inventors except as provided for elsewhere in this Agreement.

3.3 Termination by Inventors. The Inventors may terminate this Agreement upon written notice to Duska signed by both Inventors if any of the following events of default (“Default”) occur:

3.3.1 Duska or any sublicensee is more than sixty (60) days late in paying to the Inventors any royalties due under this Agreement and Duska thereafter does not within five business days pay the Inventors in full upon written demand; or

3.3.2 Duska breaches a material provision of this Agreement (other than a breach solely under Section 3.3.1) and does not cure the breach within 60 days after written notice of the breach.

ARTICLE 4

PATENT MAINTENANCE

Duska will retain control over, and will diligently prosecute and maintain at its sole expense the patents and patent applications included in the Pelleg Invention Assigned Property and the Pelleg & Schulman Invention Licensed Property. Duska will consult with the Inventors prior to the filing of any patent application in any jurisdiction, but decisions as to the filing of patent applications or maintenance of patents in any jurisdiction will be made by Duska at its sole discretion. Duska will furnish to the Inventors copies of all documents relevant to any such prosecution and maintenance. Duska will have the right at its sole discretion to transfer the prosecution and maintenance of patents and patent applications to any experienced patent attorney of Duska’s choosing.

ARTICLE 5

INFRINGEMENT AND LITIGATION

5.1 Notification of Infringement. Duska and the Inventors will promptly notify each other promptly of any infringement of any patents and patent applications included in the Pelleg Invention Assigned Property and the Pelleg & Schulman Invention Licensed Property which may come to their attention. Duska and the Inventors will consult one another in a timely manner concerning any appropriate response to the infringement.

5.2 Prosecution by Duska. Duska may prosecute any infringement described in Section 5.1 at its own expense. Duska shall not settle or compromise any such suit in a manner that imposes any obligations on the Inventors, without their prior written permission, which will not be unreasonably withheld. Financial recoveries from any such litigation will first be applied to reimburse Duska for its litigation expenditures, with additional recoveries being paid to Duska, subject to any royalty due the Inventors based on the provisions of Article 2.

5.3 Prosecution by Inventors. If Duska fails to prosecute any infringement, then the Inventors may prosecute such infringement at their own expense. In such event, financial recoveries will first go to reimburse the Inventors for their litigation expense and then to Duska, subject to any royalties due to the Inventors pursuant to Article 2.

5.4 Cooperation. In any action to enforce any of the patent rights, either party, at the request and expense of the other party shall cooperate promptly and to the fullest extent reasonably possible.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1 Representations and Warranties. The Inventors represent and warrant that they are the sole owners of the Pelleg Invention Assigned Property and the Pelleg & Schulman Invention Licensed Property and that they have the authority to enter into and perform this Agreement. To the best knowledge of the Inventors, none of the Pelleg Invention Assigned Property or the Pelleg & Schulman Invention Licensed Property infringes any patent, trade secret or other property or proprietary rights of any third party. The Inventors hereby acknowledge that (i) Duska and its officers and directors have made no representations to them concerning the timing or probabilities of obtaining any governmental marketing approvals for any products covered by this Agreement or the potential markets for these products; (ii) there is no assurance that any products will be successfully developed by Duska or governmental marketing approvals will be obtained or that commercially viable markets for such products will exist, either with respect to the products covered by this Agreement or any other products as to which Duska may now or in the future have developmental rights; and (iii) development of the products covered by this agreement will require expenditures substantially in excess of Duska’s current financial resources and that there is no assurance that Duska will be able to generate sufficient capital to fund development of any of the products covered by the agreement. The Inventors also represent that they have been advised by their own counsel (which is independent of Troy & Gould or any other counsel representing Duska) in connection with this agreement.

6.2 Indemnification. The Inventors will indemnify, defend and hold Duska and Duska’s officers, directors, shareholders, agents and employees harmless from and against any and all liability, loss, damage, action, claim or expense incurred by any of the foregoing parties excluding any consequential damages or lost opportunity profits or costs) resulting from any breach of the Inventors’ representations, warranties or covenants under this Agreement, including without limitation any claims asserted by MCP Hahnemann University relating in any manner to the Pelleg Invention Assigned Property or the Pelleg & Schulman Invention Licensed Property. Duska will indemnify, defend and hold harmless to the extent of Duska’s assets (including any insurance policies) the Inventors, from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by them (including reasonable attorneys’ fees and expenses but excluding any consequential damages or lost opportunity profits or costs) that results from any breach by Duska of its covenants under this Agreement.

ARTICLE 7

ADDITIONAL PROVISIONS

7.1 No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between the Inventors and Duska or its sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

7.2 Assignment. Duska and any sublicensees are permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law.

7.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

7.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Inventors:

Dr. Amir Pelleg	Dr. Edward S. Schulman
24 Dartmouth Lane	911 Bonapart Court
Haverford, PA 19041-1020	Philadelphia, PA 19107

If to Duska:

Duska Scientific Co.

c/o Amir Pelleg

24 Dartmouth Lane

Haverford, PA 19041-1021

With a required copy to:

Dale Short, Esq.

Troy & Gould

Suite 1600

1801 Century Park East

Los Angeles, CA 90067

or to such other names or addresses as Duska or the Inventors, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 7.4.

7.5 Governing Law and Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions of any jurisdiction.

7.6 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.7 Integration and Amendment. This Agreement and the Stock Purchase Agreements embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof or thereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

7.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

7.9 Force Majeure. Any delay or failure to perform any part of this Agreement arising from causes beyond the reasonable control of the party concerned shall not be deemed to be a default under this Agreement. Causes beyond the reasonable control of a party shall include, without limitation, acts of God, Labor disturbances or labor disputes of any kind, civil disorders or commotions, accidents, failure of any governmental approval required for full performance, acts of aggression, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, year 2000 computer-related disruptions or other such occurrences.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

/s/ A. Pelleg	DUSKA SCIENTIFIC CO.
DR. AMIR PELLEG

	By:	/s/ M. Mosk
/s/ Edward S. Schulman	Name:	Manfred Mosk
DR. EDWARD S. SCHULMAN	Title:	Interim President
	Date:	11/15/1999

Attachment 1

U.S. patent #5,874,420. “A Process for regulating vagal tone” and corresponding international patent application #PCT/US96/20255.

International Patent Application PCT/US98/05922, filed on March 24, 1998. “Modulation of Human Mast Cell Activation.